EXHIBIT 5.1

201 Elizabeth Street
Sydney NSW 2000
Australia
DX 107 Sydney Tel +61 2 9286 8000
Fax +61 2 9283 4144
www.dlaphillipsfox.com
13 August 2008
HeartWare Limited
MLC Centre
19-29 Martin Place
Sydney NSW 2000
Dear Sirs
HeartWare Limited Performance Rights Plan
We, as legal advisers to HeartWare Limited, a company incorporated in Victoria, Australia (“Company”), provide this opinion in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) in relation to a total of 5,500,000 performance rights (each being a right to acquire one ordinary share in the Company (“Share”)) (“Performance Rights”) granted under the HeartWare Limited Performance Rights Plan (the “Plan”).
We have examined copies of the Company’s Constitution and the rules of the Plan and we have been informed by the Company Secretary that the grant of the Performance Rights under the Plan was approved at the meeting of the Company’s Board of Directors held at 7:30am (Sydney time) on 12 August 2008. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us and that the resolution approving the grant of Performance Rights under the Plan was validly passed at a properly convened and quorate meeting of the Board of Directors. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.
Based on the above, it is our opinion that the grant of the Performance Rights has been duly authorised, and upon the exercise of the Performance Rights in accordance with the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issue and allotment of the Shares pursuant to the terms of the Plan, those Shares will be validly issued and fully paid.
Our opinion set out above is subject to the following general qualifications and assumptions:
1.	the above opinion is provided as at the date of this letter. We assume no obligation to update or supplement this opinion if any laws change after the date of this letter or if any facts or circumstances come to our attention after the date of this letter that might change this opinion;

2.	we have made no investigation as to, and we express no opinion concerning, any laws other than the laws of New South Wales and the Commonwealth of Australia; and

3.	this opinion is limited to the matters set out above, and no other opinion should be inferred beyond the matters expressly stated.
This letter is addressed to HeartWare Limited and may not without our prior written consent be relied upon or disclosed to any other person except as set below.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Yours faithfully
/s/ DLA Phillips Fox
DLA Phillips Fox

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